Exhibit 13.1

Ra SarEngine 11,621,340 $31,486,978 7,033 Investors $786 Valuation $13.50 Price per Share $500.00 Min. Investment Shares Offered Offering Tpe $55 Offering Max A+ Offering

515+ I SaE O B

A Fa I: N Y Ca I L M. W La I: $200M Ra La 12 M Ra I

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Mac 2021: N Ra Acca O G H SaE Ma M

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Weba: SaEe' Faca f e F Haf f 2021 Weba: SaEe' Faca f e F Haf f 2021

SarEngine' CEO on "Oce Hor" SarEngine' CEO on "Oce Hor"

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Important Message IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. INVESTMENTS ON STARTENGINE ARE SPECULATIVE, ILLIQUID, AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF YOUR ENTIRE INVESTMENT. www.StartEngine.com is a website owned and operated b StartEngine Crowdfunding, Inc. (StartEngine), which is neither a registered broker-dealer, investment advisor nor funding portal. Unless indicated otherwise with respect to a particular issuer, all securities-related activit is conducted b regulated aliates of StartEngine: StartEngine Capital, LLC, a funding portal registered here with the US Securities and Exchange Commission (SEC) and here as a member of the Financial Industr Regulator Authorit (FINRA), or StartEngine Primar, LLC, a broker-dealer registered with the SEC and FINRA /SIPC . You can review the background of our broker- dealer and our investment professionals on FINRAs BrokerCheck here . StartEngine Secondar is an alternative trading sstem regulated b the SEC and operated b StartEngine Primar, LLC, a broker dealer registered with the SEC and FINRA. Investment opportunities posted and accessible through the site are of three tpes: 1) Regulation A offerings (JOBS Act Title IV; known as Regulation A+), which are offered to non-accredited and accredited investors alike. These offerings are made through StartEngine Primar, LLC (unless otherwise indicated). 2) Regulation D offerings (Rule 506(c)), which are offered onl to accredited investors. These offerings are made through StartEngine Primar, LLC. 3) Regulation Crowdfunding offerings (JOBS Act Title III), which are offered to non-accredited and accredited investors alike. These offerings are made through StartEngine Capital, LLC. Some of these offerings are open to the general public, however there are important differences and risks. An securities offered on this website have not been recommended or approved b an federal or state securities commission or regulator authorit. StartEngine and its aliates do not provide an investment advice or recommendation and do not provide an legal or tax advice with respect to an securities. All securities listed on this site are being offered b, and all information included on this site is the responsibilit of, the applicable issuer of such securities. StartEngine does not verif the adequac, accurac or completeness of an information. Neither StartEngine nor an of its ocers, directors, agents and emploees makes an warrant, express or implied, of an kind whatsoever related to the adequac, accurac, or completeness of an information on this site or the use of information on this site. See additional general disclosures here . B accessing this site and an pages on this site, ou agree to be bound b our Terms of Use and Privac Polic , as ma be amended from time to time without notice or liabilit. Canadian Investors Investment opportunities posted and accessible through the site will not be offered to Canadian resident investors.